Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Reports Unaudited Fiscal 2009 Fourth-Quarter and
Full-Year Results
•	Fourth-Quarter Gross Margin Expands 170 Basis Points from 24.2% to 25.9% in Fiscal 2008

•	Full-Year Gross Margin Expands 370 Basis Points to 27.2% from 23.5% in Fiscal 2008

•	Fiscal Year 2009 Cost-Saving Actions Result in Annual Savings in Excess of $35 Million

•	Fiscal Year 2009 Adjusted EBITDA Excluding Asset Impairment and Restructuring Charges Increased from $5.7 Million to $19.7 Million
CLEVELAND—June 5, 2009—Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, today announced unaudited financial results for the fiscal 2009 fourth quarter and fiscal year ended March 31, 2009.
Fourth-Quarter Unaudited Results of Operations
Revenue for the fourth quarter of fiscal 2009 declined 19.6% year-over-year to $155.5 million. Hardware sales decreased 27.7% versus a 2.7% increase in software and service sales compared to the fourth quarter of fiscal 2008. On a segment basis, the Technology Solutions Group’s (“TSG”) revenue declined 25% relative to the fourth quarter of fiscal 2008, as the market for large IT infrastructure projects remained challenging. The Retail Solutions Group’s (“RSG”) revenue decreased 14%, while the Hospitality Solutions Group (“HSG”) grew 15% due to strong InfoGenesis product sales compared to the same quarter last year.
With a higher mix of software and services sales and increased vendor rebates, gross margin improved to 25.9% of sales, compared with 24.2% of sales in the fiscal 2008 fourth quarter.
Selling, general and administrative (SG&A) expense was $48.4 million for the quarter, down $11.0 million from prior year primarily due to cost-saving actions executed throughout fiscal 2009. In the quarter, the company also recorded increased bad debt expense of $0.6 million due to receivable write-offs and higher professional fees of $0.5 million associated with the company’s recent proxy contest. The company recorded a non-cash asset impairment charge related to goodwill and intangible assets of $86.2 million and a $3.9 million restructuring charge associated with an additional $10 million of annualized cost-reduction initiatives executed in the fourth quarter.
Including goodwill and intangible asset impairments and restructuring charges (“Charges”) of $90.1 million, the loss from continuing operations for the period was $114.6 million or a loss of $5.07 per share compared with a loss from continuing operations of $4.3 million or a loss of $0.18 per share in the prior year fourth quarter.
Adjusted EBITDA (operating income plus depreciation and amortization), excluding Charges, was a loss of $1.8 million for the quarter, compared with a loss of $2.3 million a year ago. The adjusted EBITDA loss, excluding Charges, was primarily due to the continued, significant softness in the enterprise hardware market and other charges, including increased bad debt and professional fees.
“While the market remained weak in the fourth quarter, particularly as it relates to hardware sales, we were pleased with the improvement in adjusted EBITDA, given the 20% decline in sales,” said Martin

Ellis, President and Chief Executive Officer. “The cost-savings initiated in fiscal 2009 are beginning to be reflected in performance.”
Fiscal 2009 Unaudited Results of Operations
Revenue in fiscal 2009 decreased 3.9% to $730.7 million compared to fiscal 2008, largely due to lower enterprise hardware sales. In fiscal 2009, hardware sales declined 9.5% to $508.7 million, compared with $562.3 million in fiscal 2008. Higher service and software revenues partially offset this decrease. Compared with fiscal 2008, service revenue increased 15.1% to $145.0 million, and software revenue advanced 7.1% to $77.0 million.
Gross profit for the year improved more than $20 million to $198.7 million, versus $178.5 million in fiscal 2008. Gross margin improved 370 basis points, from 23.5% last year to 27.2% in fiscal 2009 due to a greater proportion of services and software revenue and higher vendor rebates.
SG&A expense was $206.1 million, compared with $196.4 million in the prior fiscal year. The increase is primarily due to the inclusion of fiscal 2008 acquisitions in full fiscal 2009 results, which added approximately $14 million to SG&A, and an increase in intangibles amortization related to acquisitions of $2.2 million. Against these increases, the company realized almost $15 million from cost-saving actions in fiscal 2009. In total, in excess of $35 million in annual costs were eliminated in fiscal 2009, which will be fully realized in fiscal 2010.
Restructuring charges associated with cost-saving actions were $40.8 million for the year. Asset impairment charges related to the write-down of acquisition-related goodwill of $229.5 million and intangible assets of $2.4 million totaled $231.9 million in fiscal 2009. Including Charges of $272.7 million, the loss from continuing operations for fiscal 2009 was $282.2 million, or a loss of $12.49 per share, compared with income from continuing operations of $1.9 million, or $0.07 per share, in fiscal 2008. Interest income decreased $12.6 million in fiscal 2009 due to lower cash balances. Other expense in fiscal 2009 was $2.6 million as a result of a $3.0 million reserve established for potential loss in the company’s investment in The Reserve Fund’s Primary Fund, compared with other income of $6.6 million in fiscal 2008 primarily related to income from the company’s minority investment in Magirus.
Adjusted EBITDA, excluding Charges, was $19.7 million for fiscal 2009, compared with $5.7 million a year ago. The increase was due to cost-saving actions the company initiated throughout fiscal 2009 and increased gross profit from higher-margin software and services revenues and vendor rebates.
Ellis continued: “Fiscal 2009 was an extraordinary year characterized by adverse market conditions and significant restructuring. Adjusted for the timing of acquisitions, Agilysys sales were off 12% year-over-year, reflecting weak demand for IT infrastructure hardware. However, cost-reduction actions we have taken position the company for improved profitability going forward.”
Business Outlook
With the ongoing unprecedented uncertainty in the macroeconomic environment, visibility remains limited. Due to this uncertainty, the company continues to suspend revenue guidance until economic conditions further stabilize.
Notwithstanding the ongoing weak market conditions, the company expects fiscal 2010 adjusted EBITDA to exceed $25 million with no charges related to asset impairment and restructuring, compared with fiscal 2009 adjusted EBITDA, excluding Charges, of $19.7 million.
Stock compensation is expected to be approximately $4 million and capital expenditures are expected to be approximately $10 million, including $3 million related to capitalization of certain Guest360TM development costs and approximately $5.5 million in Oracle ERP implementation costs. Also, the company expects to generate in excess of $10 million in free cash flow in fiscal 2010.

Conference Call Information
A conference call will be held at 11:00 a.m. ET to review fourth-quarter and fiscal 2009 results. New to this quarter’s conference call is a slide deck that will be the basis for the review. Both the slide deck and the conference call can be accessed via the Investor Relations section of www.agilysys.com. In addition, a replay of the call will be archived on the Web site.
Those interested in listening to the call over the telephone should dial 888-241-0558 or 647-427-3417 and ask for Event ID 11210563. If you are unable to participate during the live webcast, the call will be archived at the Investor Relations section of www.agilysys.com. The replay can be accessed by dialing either 800-395-0403 or 402-220-2887 and entering passcode 11210563.
To be added to Agilysys’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/agys/emailoptin.html
Forward-Looking Language
This presentation contains certain management expectations, which may constitute forward-looking information within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Reform Act of 1995. Forward-looking information speaks only as to the date of this presentation and may be identified by use of words such as “may,” “will,” “believes,” “anticipates,” “plans,” “expects,” “estimates,” “projects,” “targets,” “forecasts,” “continues,” “seeks,” or the negative of those terms or similar expressions. Many important factors could cause actual results to be materially different from those in forward-looking information including, without limitation, competitive factors, disruption of supplies, changes in market conditions, pending or future claims or litigation, or technology advances. No assurances can be provided as to the outcome of cost reductions, business strategies, future financial results, unanticipated downturns to our relationships with customers, unanticipated difficulties integrating acquisitions, new laws and government regulations, interest rate changes, and unanticipated deterioration in economic and financial conditions in the United States and around the world. We do not undertake to update or revise any forward-looking information even if events make it clear that any projected results, actions, or impact, express or implied, will not be realized.
Other potential risks and uncertainties that may cause actual results to be materially different from those in forward-looking information are described in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC), under Item 1A, “Risk Factors.” Copies are available from the SEC or the Agilysys web site.
Use of Non-GAAP Financial Information
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this presentation, certain non-GAAP financial measures as defined by the SEC rules are used. Management believes that such information can enhance investors’ understanding of the company’s ongoing operations. The non-GAAP measures included in this presentation have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this presentation.
About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology—including hardware, software and services—to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Cleveland, Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom, Hong Kong and Singapore.

News releases and other information on Agilysys are available on the Internet at: http://www.agilysys.com
# # #
Investor Contact:
Curtis Stout
Vice President and Treasurer
Agilysys, Inc.
440-519-8635
curtis.stout@agilysys.com
Media Contact:
Maureen Morreale
Senior Communications Manager
Agilysys, Inc.
440-519-8161
maureen.morreale@agilysys.com

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
(In thousands, except share and per-share data)	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales:
Products	$118,211	$162,143	$585,702	$634,214
Services	37,244	31,209	145,018	125,954

Total net sales	155,455	193,352	730,720	760,168
Cost of goods sold:
Products	87,598	136,669	456,779	539,496
Services	27,599	9,811	75,263	42,181

Total cost of goods sold	115,197	146,480	532,042	581,677

Gross margin	40,258	46,872	198,678	178,491
Selling, general and administrative expenses	48,416	59,423	206,075	196,422
Impairment of assets	86,213	—	231,856	—
Restructuring charges (credits)	3,871	(103)	40,801	(75)

Operating loss	(98,242)	(12,448)	(280,054)	(17,856)
Other expense (income):
Other expense (income), net	1,875	(6,697)	2,570	(6,566)
Interest income	(3)	(830)	(524)	(13,101)
Interest expense	93	247	1,183	875

(Loss) income before income taxes	(100,207)	(5,168)	(283,283)	936
Income tax (benefit) expense	14,385	(880)	(1,096)	(922)

(Loss) income from continuing operations	(114,592)	(4,288)	(282,187)	1,858
(Loss) income from discontinued operations, net of tax (benefits) expense of $(196) and $58 for the three months ended Mar. 31, 2009 and 2008, respectively, and $(1,223) and $1,677 for the twelve months ended Mar. 31, 2009 and 2008, respectively.	804	(40)	(1,947)	1,801

Net (loss) income	$(113,788)	$(4,328)	$(284,134)	$3,659

Earnings per share — basic and diluted
(Loss) income from continuing operations	$(5.07)	$(0.18)	$(12.49)	$0.07
(Loss) income from discontinued operations	0.04	(0.00)	(0.09)	0.06

Net (loss) income	$(5.03)	$(0.18)	$(12.58)	$0.13

Weighted average shares outstanding
Basic	22,604,561	24,550,752	22,586,603	28,252,137
Diluted	22,604,561	24,550,752	22,586,603	28,766,112

Cash dividends per share	$0.03	$0.03	$0.12	$0.12

AGILYSYS, INC.
BUSINESS SEGMENT INFORMATION

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
(In thousands)	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Hospitality
Total revenue	$23,673	$20,678	$99,826	$85,103
Elimination of intersegment revenue	(108)	(204)	(190)	(280)

Revenue from external customers	$23,565	$20,474	$99,636	$84,823

Gross margin	$14,320	$12,132	$60,505	$47,193

	60.8%	59.3%	60.7%	55.6%
Depreciation and amortization	$1,194	$1,228	$5,931	$4,865
Operating (loss) income	(8,535)	(337)	(114,133)	4,125

Adjusted EBITDA	$(7,341)	$891	$(108,202)	$8,990

Goodwill and intangible asset impairment	$11,637	$—	$122,488	$—

Retail
Total revenue	$19,981	$23,386	$122,478	$130,223
Elimination of intersegment revenue	—	(220)	(319)	(493)

Revenue from external customers	$19,981	$23,166	$122,159	$129,730

Gross margin	$4,225	$5,238	$27,659	$24,599

	21.1%	22.6%	22.6%	19.0%
Depreciation and amortization	$(28)	$98	$129	$376
Operating (loss) income	(970)	141	(17,055)	5,692

Adjusted EBITDA	$(998)	$239	$(16,926)	$6,068

Goodwill impairment	$2	$—	$24,912	$—

Technology
Total revenue	$111,909	$152,220	$512,108	$554,655
Elimination of intersegment revenue	—	(2,508)	(3,183)	(9,040)

Revenue from external customers	$111,909	$149,712	$508,925	$545,615

Gross margin	$22,875	$28,296	$108,085	$102,843

	20.4%	18.9%	21.2%	18.8%
Depreciation and amortization	$4,126	$7,969	$16,673	$14,491
Operating income (loss)	(74,085)	(1,038)	(88,581)	14,296

Adjusted EBITDA	$(69,959)	$6,931	$(71,908)	$28,787

Goodwill impairment	$74,574	$—	$84,456	$—
Restructuring charge	$—	$—	$23,573	$—

AGILYSYS, INC.
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
(In thousands)	2009	2008	2009	2008
Corporate / Other
Gross margin	$(1,162)	$1,206	$2,429	$3,856

Depreciation and amortization	$1,053	$928	$4,366	$3,855
Operating loss	(14,652)	(11,214)	(60,285)	(41,969)

Adjusted EBITDA	$(13,599)	$(10,286)	$(55,919)	$(38,114)

Restructuring charge (credit)	$3,871	$(103)	$17,228	$(75)

Consolidated
Total revenue	$155,563	$196,284	$734,412	$769,981
Elimination of intersegment revenue	(108)	(2,932)	(3,692)	(9,813)

Revenue from external customers	$155,455	$193,352	$730,720	$760,168

Gross margin	$40,258	$46,872	$198,678	$178,491

	25.9%	24.2%	27.2%	23.5%
Depreciation and amortization	$6,345	$10,223	$27,099	$23,587
Operating loss	(98,242)	(12,488)	(280,054)	(17,856)

Adjusted EBITDA	$(91,897)	$(2,225)	$(252,955)	$5,731

Goodwill and intangible asset impairment	$86,213	$—	$231,856	$—
Restructuring charges	$3,871	$(103)	$40,801	$(75)

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
(In thousands)	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$36,244	$69,935
Accounts receivable, net	152,276	166,900
Inventories, net	27,216	25,408
Deferred income taxes, net	6,836	3,788
Prepaid expenses and other current assets	4,564	2,756
Income taxes receivable	3,539	4,960
Assets of discontinued operations — current	1,075	5,026

Total current assets	231,750	278,773
Goodwill	50,382	297,560
Intangible assets, net	35,699	55,625
Investment in cost basis company — held for sale	—	9,549
Other non-current assets	29,519	25,779
Assets of discontinued operations — non-current	56	1,013
Property and equipment, net	27,030	27,572

Total assets	$374,436	$695,871

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,367	$96,199
Floor plan financing in default	74,159	14,552
Deferred revenue	18,709	16,232
Accrued and other current liabilities	43,720	58,117
Liabilities of discontinued operations — current	1,176	3,811

Total current liabilities	160,131	188,911
Other non-current liabilities	21,588	27,263
Liabilities of discontinued operations — non-current	—	232
Shareholders’ equity:
Common shares, without par value, at $0.30 stated value; authorized 80,000,000 shares; 31,523,218 issued	9,366	9,366
Treasury stock (8,896,778 shares in 2009 and 8,978,378 in 2008)	(2,670)	(2,694)
Capital in excess of stated value	(11,036)	(11,469)
Retained earnings	199,947	486,799
Accumulated other comprehensive income	(2,890)	(2,537)

Total shareholders’ equity	192,717	479,465

Total liabilities and shareholders’ equity	$374,436	$695,871

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	March 31,
(In thousands)	2009	2008
	(Unaudited)
Operating activities:
Net (loss) income	$(284,134)	$3,659
Add: Loss (income) from discontinued operations	1,947	(1,801)

(Loss) income from continuing operations	(282,187)	1,858
Adjustments to reconcile net (loss) income from continuing operations to net cash used for operating activities (net of effects from business acquisitions):
Impairment of goodwill and intangible assets	249,983	—
Impairment of investment in The Reserve Fund’s Primary Fund	3,001	—
Impairment of investment in cost basis company	—	4,921
Gain on cost investment	(56)	(8,780)
Gain on redemption of cost investment	—	(1,330)
Loss on disposal of property and equipment	494	12
Depreciation	4,032	3,261
Amortization	23,651	20,552
Deferred income taxes	(7,035)	(2,649)
Stock-based compensation	457	6,039
Excess tax benefit from exercise of stock options	—	(97)
Changes in working capital:
Accounts receivable	14,909	24,794
Inventories	(1,763)	(5,713)
Accounts payable	(74,484)	(53,144)
Accrued liabilities	(17,845)	(11,675)
Income taxes payable	14,483	(138,694)
Other changes, net	(1,808)	2,013
Other non-cash adjustments	(11,910)	(912)

Total adjustments	196,109	(161,402)

Net cash used for operating activities	(86,078)	(159,544)

Investing activities:
Claim on The Reserve Fund’s Primary Fund	(5,268)	—
Change in cash surrender value of company-owned life insurance policies	(248)	(439)
Proceeds from redemption of cost basis investment	9,513	4,770
Acquisition of businesses, net of cash acquired	(2,381)	(236,210)
Purchase of property and equipment	(7,056)	(8,775)

Net cash used for investing activities	(5,440)	(240,654)

Financing activities:
Purchase of treasury shares	—	(149,999)
Floor plan financing agreement, net	59,607	14,552
Dividends paid	(2,718)	(3,407)
Issuance of common shares	—	1,447
Principal payment under long-term obligations	(67)	(197)
Excess tax benefit from exercise of stock options	—	213

Net cash provided by (used for) financing activities	56,822	(137,391)

Effect of exchange rate changes on cash	911	1,314

Cash flows (used for) continuing operations	(33,785)	(536,275)
Cash flows provided by discontinued operations:
Operating cash flows	94	1,995

Net (decrease) in cash	(33,691)	(534,280)
Cash at beginning of period	69,935	604,215

Cash at end of period	$36,244	$69,935

AGILYSYS, INC.
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
(In thousands)	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Net (loss) income	$(113,788)	$(4,328)	$(284,134)	$3,659
Plus:
Interest expense (income), net	90	(583)	659	(12,226)
Income tax expense (benefit)	14,385	(880)	(1,096)	(922)
Depreciation and amortization expense(1)	6,345	10,223	27,099	23,587
Other expense (income), net	1,875	(6,697)	2,570	(6,566)
(Income) loss from discontinued operations	(804)	40	1,947	(1,801)

Adjusted EBITDA from continuing operations	$(91,897)	$(2,225)	$(252,955)	$5,731

(1)	Depreciation and amortization expense excludes amortization of deferred finance costs; as such costs are already included in interest (income) expense, net.